Exhibit 10.02

ENTEK ENERGY LIMITED	Ground Floor, Canute House 15 Rheola Street West Perth Western Australia 6005 Telephone: +618 9213 4388 Facsimile: +618 9213 4399 ABN 43 108 403 425 Email: admin@entekenergy.com.au

Reference: 939:0609/ETE/reb.L 23 June 2009

Mr. Paul Laird
President
New Frontier Energy, Inc.
1789 W. Littleton Blvd.
Littleton, CO 80120

Dear Sir

SUBJECT:   Letter of Offer

This Letter of Offer sets forth the material terms under which Entek Energy Ltd. or its whollyowned subsidiary (Entek”) offers to carry out a work program to further explore and exploit the current acreage held by New Frontier Energy, Inc (NFEI”) within an agreed area of mutual interest and will earn 55% of NFEI’s interest in all the acreage and facilities held by NFEI within the area of mutual interest at the date of this Offer.

FARMIN OFFER

1.	Entek offers to expend US$13.5385 million (the Farm-in Sum) on exploration, development and acquisition and associated activities within NFEI’s existing portfolio of acreage and short term funding to NFEI. The conditions of the offer include:

a. The companies (Entek & NFEI) shall agree and execute a Farm-in Agreement, which shall include all terms and conditions of the farm-in by Entek.

b. The companies shall agree on a Joint Operating Agreement (JOA) or JOA’s, as applicable, which shall provide full and complete terms and conditions for the operations of exploration and exploitation within the acreage and administration and financial management of the joint venture by the designated Operator.

c. Entek shall manage the Work Program agreed by the parties and in so doing may utilize existing NFEI personnel and associated facilities that it deems appropriate for the operations (and pay for at cost).

d. NFEI shall manage the current production operations (including new production introduced as a result of the farm-in activities) and will fund the expense of such PEX via production revenue, in accordance with the JOA or JOA’s.

e. NFEI shall be Operator (in accordance with the JOA) until Entek acquires through the Farm-in Agreement or otherwise) a greater working interest than NFEI, at which time NFEI shall relinquish Operatorship in favour of Entek, unless Entek advises it does not wish to be Operator, in which case NFEI shall continue as Operator or the parties shall agree another Operator, all in accordance with the JOA.

2.	The terms of the expenditure of US$13.5385 million are:

a. Year 1 (the 1” year) shall commence on the date of execution of the Farmin Agreement, Year 2 (the 2 year) shall commence on the first anniversary of the Agreement date, and so on for subsequent years referenced in this letter.

b. In Year 1; upon execution of the Farm-in Agreement and the JOA, Entek shall subscribe for Convertible Notes in NFEI on the following terms:

i.	Amount: US$1 million.

ii.	Term of Convertible Note — 2 years.

iii.	Interest Rate — 6 month US Dollar LIBOR plus 5%, calculated for any month or part month, based on the rate on the last business day of the previous month, paid quarterly.

iv.	Prepayment of the Convertible Notes — at any time from issue, with penalty of 3 months interest calculated in accordance with iii) above.

v.	NFEI shall provide Entek with perfected, first priority liens and security interests on the assets of N FF1.

vi.	In the event of failure of NFEI to pay out the Convertible Notes and accrued interest on the maturity date, Entek shall have the right to:

1.	Recover outstanding amount through 100% of NFEI’s production proceeds and further interest shall accrue until full settlement is completed. This option shall only be considered by Entek if full recovery can be demonstrated within 1 year from the maturity date.

2.	Convert the sum payable to common stock in NFEI at the conversion rate of the weighted average price for the period 60 days prior to the maturity date discounted 25%;

3.	Exercise its rights and remedies under its liens and security interests, including, but not limited to, foreclosure on all or any portion of the assets covered thereby; and

4.	In the event full recovery of all amounts due payable to Entek are not recovered through 1. through 3. above, Entek reserves the right to proceed to enforce the collection thereof and to obtain such other relief as may be available at law or equity.

vii.	Final terms shall in all respects comply with applicable law, including applicable usury laws.

c.	In Year 1, Entek shall spend no less than US$3 million (the 1” Year Farm-in Expenditure) on exploration and exploitation in accordance with the Farm-in Agreement terms and conditions.

d.	Where circumstances beyond Entek’s control prevent the 1” year’s work program of the farm-in to complete in time to fully expend the US$3 million within Year 1, the unspent portion of the 1” Year Farm-in Expenditure shall be deposited by Entek into an escrow account for later application to the farm-in work program.

e.	Immediately Entek has expended the 1” Year Farm-in Expenditure or has deposited the unspent portion of the 1” Year Farm-in Expenditure into an escrow account, Entek shall have earned 16.25% of NFEI’s interest, as of the date hereof, in all acreage and facilities.

f.	In the event Entek fails to complete the 1st year work program and expend the 1st Year Farm-in Expenditure due to circumstances within its control, any sum in the escrow account (being the unspent portion of the 1st Year Farm-in Expenditure), shall be applied to the farm-in work program in subsequent years, unless Entek decides not to proceed beyond Year 1, in which case the funds shall transfer to NFEI and Entek shall forfeit such funds.

g.	In Year 2, Entek shall spend no less than US$4 million (the 2 Year Farm-in Expenditure) on exploration and exploitation in accordance with the Farm-in Agreement terms and conditions.

h.	Where circumstances beyond Entek’s control prevent the 2 year’s work program of the farm-in to complete in time to fully expend the US$4 million within Year 2, Entek shall have the right to deposit the unspent portion of the 2 Year Farm-in Expenditure into an escrow account for later application to the farm-in work program.

i.	Immediately Entek has expended the 2nd Year Farm-in Expenditure or has deposited the unspent portion of the 2nd Year Farm-in Expenditure into an escrow account, Entek shall have earned a further 16.25% of NFEI’s interest, as of the date hereof, in all acreage and facilities, bringing Entek’s ownership to 32.5% of NFEI’s interest in all acreage and facilities.

j.	In the event Entek fails to complete the 2nd year work program and expend the 2nd Year Farm-in Expenditure due to circumstances within its control, Entek shall have earned a pro-rata portion of 16.25% of NFEI’s interest in all acreage and facilities, calculated by dividing the actual expenditure in the 2nd year of the farm-in by the 2nd Year Farm-in Expenditure.

k.	In Year 3, Entek shall spend no less than US$4 million (the 3ft Year Farm-in Expenditure) on exploration and exploitation in accordance with the Farm-in Agreement terms and conditions.

l.	Where circumstances beyond Entek’s control prevent the 3rd year’s work program of the farm-in to complete in time to fully expend the US$4 million within Year 3, Entek shall have the right to deposit the unspent portion of the 3rd Year Farm-in Expenditure in an escrow account for later application to the farm-in work program.

m.	Immediately Entek has expended the 3rd Year Farm-in Expenditure or has deposited the unspent portion of the 3rd Year Farm-in Expenditure into an escrow account, Entek shall have earned a further 16.25% of NFEI’s interest, as of the date hereof, in all acreage and facilities, bringing Entek’s ownership to 48.75% of NFEI’s interest in all acreage and facilities.

n.	In the event Entek fails to complete the 3rd year work program and expend the Year Farm-in Expenditure due to circumstances within its control, Entek shall have earned a pro-rata portion of 16.25% of NFEI’s interest in all acreage and facilities, calculated by dividing the actual expenditure in the 3ft year of the farm-in by the 3rd Year Farm-in Expenditure.

o.	In Year 4, Entek shall spend no less than US$1.5385 million (the 4th Year Farm-in Expenditure) on exploration and exploitation in accordance with the Farm-in Agreement terms and conditions.

p.	Where circumstances beyond Entek’s control prohibit the 4th year’s work program of the farm-in to complete in time to fully expend the US$1.5385 million within Year 4, Entek shall have the right to deposit the unspent portion of the 4th Year Farm-in Expenditure in an escrow account for later application to the farm-in work program.

q.	Immediately Entek has expended the 4th Year Farm-in Expenditure or has deposited the unspent portion of the 4th Year Farm-in Expenditure into an escrow account, Entek shall have earned a further 6.25% of NFEI’s interest, as of the date hereof, in all acreage and facilities, bringing Entek’s ownership to 55% of NFEI’s interest in all acreage and facilities.

r.	In the event Entek fails to complete the 4th year work program and expend the 4th Year Farm-in Expenditure due to circumstances within its control, Entek shall have earned a pro-rata portion of 6.25% of NFEI’s interest in all acreage and facilities, calculated by dividing the actual expenditure in the 4th year of the farm-in by the 4th Year Farm-in Expenditure. Any amount remaining in the escrow fund after Year 4 shall be applied to subsequent operations in the contract area for the benefit of the parties in proportion to their respective working interests.

3.	In any of the 4 years of the farm-in, it is the year’s Farm-in Expenditure amount that determines the interest earned, irrespective of what portion of the work program is completed within any year.

4.	At any time after the 1” Year Farm-in Expenditure has been expended on the work program, or any shortfall deposited into an escrow account, Entek shall have the right to terminate the Farm-in Agreement and in so doing shall have the right to:

a.	retain or relinquish (to NFEI), or,

b.	assign to another party in which event NFEI shall be entitled to pre-emptive rights, all interest in NFEI’s interest in all acreage and facilities earned in accordance with the Farm-in Agreement.

5.	In the Farm-in Agreement, the parties will agree to establish an area of mutual interest (Area of Mutual Interest or AMI) designated as the whole of Sweetwater and Carbon Counties in the State of Wyoming and Routt and Moffat Counties in the State of Colorado in the United States of America. Within the AMI:

a. Where reference is made to “NFEI’s interest in all acreage and facilities” within this Offer, it shall mean acreage and facilities under title to NFEI or its subsidiaries at the time of execution of the Farm-in Agreement within the AM I.

b. In the event NFEI acquires additional interests in acreage and facilities held at the date of submission of the Offer and within the AMI, Entek shall have the right to participate in the additional acreage and facilities to the interest of 55% of NFEI’s additional interest acquired on the same terms at NFEI acquired the additional interest.

c. With respect to all other acquisitions within the AMI, each of Entek and NFEI shall have the right, but not the obligation, to participate for its working interest share (determined as of the date of acquisition of the offered interest) in any interest acquired within the AMI by the other party.

d. Participation in and acquisition of working interest by either party referred to in terms a, b, and c above shall be done in accordance with the terms and conditions of the governing Farm-in Agreement and Joint Operating Agreement.

6.	The AMI agreement and conditions shall remain in effect until:

a. Either party advise the other party by written notice that it is withdrawing from the AMI in which event the party issuing the notice to withdraw shall give the other party 90 days notice, except that NFEI may not withdraw from the AM I whilst Entek is continuing to expend the Farm-in Sum in accordance with the terms herein to acquire up to 55% interest, or lesser interest in the event Entek decides not to proceed beyond a lesser interest (less than 55%), or,

b. Both parties mutually agree to terminate the AMI, in which case it shall be terminated effective the date of agreement.

7.	Entek shall have the right to accelerate expenditure of the Farm-in Sum and in so doing shall have earned interest of 16.25% in NFEI’s interest in all acreage and facilities for full expenditure of each of the 1st Year Farm-in Expenditure, Year Farm-in Expenditure and 3rd Year Farm-in Expenditure and 6.25% for full expenditure of the 4th Year Farm-in Expenditure, immediately each Farm-in Expenditure is expended.

8.	This Offer is subject to:

a. Completion of technical due diligence by Entek which, with the full cooperation of NFEI, Entek undertake to complete within 4 weeks from acceptance of this Offer.

b. Completion of a title search of all NFEI’s acreage and all related legal due diligence by Entek with the full cooperation of NFEI

c. Entek Board of Director approval which shall only be granted after review and acceptance of the Farm-in Agreement and the Joint Operating Agreement, which decision (either acceptance of rejection) shall be made by the Board of Directors at its sole discretion no later than 4 weeks after acceptance by NFEI of this Offer, subject to the Farm-in Agreement and the Joint Operating Agreement being provided in completed form no later than 2 weeks prior to the due date of a decision by the Entek Board of Directors.

d. Entek shall have the right to terminate this Offer with no obligation or liability whatsoever to NFEI in the event (i) Entek’s Board of Directors does not approve the transactions contemplated herein; or (ii) Entek’s due diligence in relation to either NFEI or the subject acreage identifies technical, title, legal, commercial or other issues that in its sole and absolute opinion significantly change likely technical or commercial outcomes originally envisaged by Entek at the commencement of due diligence.

9.	The parties shall agree a time schedule from the date of acceptance of this Offer through to completion of the farm-in and each party undertakes to use best endeavors to assist in meeting the dates of the time schedule.

10.	The parties acknowledge that as public listed companies (albeit on different Exchanges) there is a regulatory requirement for complete disclosure. It is therefore to be agreed between the parties that the other party shall agree the content of any disclosure by the disclosing party and the other party shall advise any objections to a proposed disclosure within 24 hours of receiving the proposed disclosure.

11.	This Offer shall terminate 5 business days after receipt of this Offer by NFEI. Receipt of the Offer shall be acknowledged by NFEI’s Chairman Mr. Samyak Veera, which receipt date shall be the commencement of the 5 day term. Acknowledgement of receipt of the Offer should be sent to Mr Russell Brimage:

a.	Email address reb(entekenergy.com.au

b.	Mobile phone +61 4399 10546

Entek shall have the right to withdraw the Offer in the event it does not receive acknowledgement of receipt of the Offer within 48 hours.

12.	Each party shall bear its own costs associated with this Offer through to execution of the Farm-in Agreement and the JOA, after which time each party will be bound by the terms of the Farm-in Agreement and the JOA.

13.	The terms and conditions within this Offer supersede all prior terms and conditions discussed between the parties and shall be kept strictly confidential by each party.

Yours sincerely

/s/ Russell E Brimage
Russell E Brimage
Director and Chief Executive Officer